Exhibit 10.2

Execution Version

STOCKHOLDERS AGREEMENT

by and among

MASTERCRAFT BOAT HOLDINGS, INC.

and the

STOCKHOLDERS PARTY HERETO

Dated February 5, 2026

Exhibit A – Stockholders

Exhibit B – Holder Affiliated Group

i

STOCKHOLDERS AGREEMENT

This STOCKHOLDERS AGREEMENT, dated as of February 5, 2026 (this “Agreement”), is by and among MasterCraft Boat Holdings, Inc., a Delaware corporation (the “Company”), and each Person identified on Exhibit A (each, a “Stockholder” and, collectively, the “Stockholders”). Each of the Stockholders and the Company are referred to hereinafter each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company, Titan Merger Sub 1, Inc., a Delaware corporation and a wholly owned, direct Subsidiary of the Company (“Merger Sub I”); Titan Merger Sub 2, LLC, a Delaware limited liability company and a wholly owned, direct Subsidiary of the Company (“Merger Sub II”); and Marine Products Corporation, a Delaware corporation (“Falcon”) have entered into an Agreement and Plan of Merger (as it may be amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, first, Merger Sub I will merge with and into Falcon, with Falcon continuing as the surviving corporation of such merger (“Merger I”), and then second, immediately after the consummation of Merger I, Falcon will merge with and into Merger Sub II, with Merger Sub II continuing as the surviving company of such merger;

WHEREAS, as a result of Merger I, the Stockholders are the Beneficial Owner of shares of common stock of the Company, as set forth on Exhibit A attached hereto; and

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

TRANSFER RESTRICTIONS

Section 1.1 General.

(a) From the Closing Date until the date that is six (6) months following the Closing Date (the “Lock-Up Termination Date”), except for any Permitted Transfers in accordance with Section 1.1(b), the Stockholders shall not Transfer any Shares and any purported Transfer of any Shares prior to the Lock-Up Termination Date (other than any Permitted Transfers in accordance with Section 1.1(b)) shall be null and void ab initio. From the Lock-Up Termination Date until the first (1st) anniversary of the Closing Date, except for any Permitted Transfers in accordance with Section 1.1(b), the Stockholders shall not Transfer, in the aggregate, more than fifty percent (50%) of the Shares Beneficially Owned by the Stockholders and any purported Transfer of Shares in excess of such fifty percent (50%) threshold (other than any Permitted Transfers in accordance with Section 1.1(b)) shall be null and void ab initio. Except as limited by the preceding two sentences, the Stockholders may freely Transfer any of the Shares.

(b) Notwithstanding Section 1.1(a), a Stockholder may make Permitted Transfers. For purposes of this Agreement, “Permitted Transfer” means any Transfer of Shares by a Stockholder (i) to any other member of the Holder Affiliated Group, (ii) if such Stockholder is a corporation, limited liability company, partnership or other entity, to any shareholder, member, partner or other equityholder of such Stockholder that receives Shares in a distribution from it for no consideration, (iii) if such Stockholder is an individual, (I) to any trust or other estate planning vehicle for the direct or indirect benefit of such Stockholder or the immediate family of such Stockholder for bona fide estate planning purposes, (II) to any member of such Stockholder’s immediate family or (III) by virtue of laws of descent and distribution following the death of such Stockholder, (iv) by operation of law or pursuant to an order of a court or other regulatory agency (including, if such Stockholder is an individual, a domestic relations order, divorce settlement, divorce decree, or separation agreement), (v) with respect to any Stockholder that is a trust, an estate or other estate planning vehicle, to any beneficiary of such Stockholder that receives Shares in a distribution from it for no consideration, (vi) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is made to all holders of the Capital Stock and approved by the Company Board, and that, if consummated, would result in all such holders being entitled to exchange their shares for cash, securities or other property (including entering into any related lock-up, voting or similar agreement in connection therewith); provided that if such transaction is not completed, any Shares subject to this Agreement shall remain subject hereto, (vii) pursuant to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act; provided that (A) no Transfers occur under such plan until the Lock-Up Termination Date and (B) to the extent a public announcement, report or filing under the Exchange Act, if any, is required by or on behalf of such Stockholder or the Company regarding the establishment of such plan, such announcement, report or filing shall include a statement to the effect that no Transfer, sale or other disposition of such Stockholder’s Shares may be made under such plan prior to the Lock-Up Termination Date, (viii) associated with the vesting or settlement of restricted stock awards or restricted stock units, including any shares of Capital Stock sold by the Stockholder or withheld by the Company to satisfy the requisite income tax withholding remittance obligations in connection with the vesting of such restricted stock awards or restricted stock units, provided, that any shares of Capital Stock received by the Stockholder upon such vesting or settlement, following any applicable net settlement or net withholding, will be subject to the restrictions of this Agreement (to the extent permitted by any equity incentive plan of the Company that applies to such corresponding equity-based award) or (ix) with the prior written consent of the Company, provided such consent is approved by a majority of the members of the Company Board that are disinterested and not affiliated with the Stockholders; provided, however, that in the case of clauses (i) – (v), (1) prior to and as a condition to effecting any Permitted Transfer, the Permitted Transferee must enter into a written agreement reasonably acceptable to the Company whereby such Permitted Transferee agrees to be bound by this Agreement (without modification or condition other than the consummation of the Permitted Transfer) as if such Permitted Transferee were the Stockholder and, (2) following such Permitted Transferee’s execution of such written agreement, such Permitted Transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided, further, however, that in the case of Permitted Transfers under clause (v), the immediately preceding conditions in subclauses (1) and (2) shall not apply to the first Transfer or series of Transfers up to 100,000 Shares.

ARTICLE II

BOARD OF DIRECTORS

Section 2.1 New Directors at Closing. Effective as of the Closing, each of Stephen E. Lewis, Timothy Rollins, and Callum Macgregor has been appointed to the Company Board.

Section 2.2 Right of Stockholders to Nominate Directors. From the Closing Date until the Expiration Date, the Stockholders shall collectively have the right, acting by Stockholder Majority, to nominate to the Company Board: (a) for so long as the Stockholders Beneficially Own, in the aggregate, at least fifteen percent (15.0%) of the total voting power of the outstanding Capital Stock, two Directors, one of whom shall be an individual designated by Stockholder Direction in the Stockholders’ sole discretion (the “Family Designee”) and one of whom shall be an “independent director” designated by Stockholder Direction (the “Independent Designee”); and (b) for so long as the Stockholders Beneficially Own, in the aggregate, at least ten percent (10.0%) but less than fifteen percent (15.0%) of the total voting power of the outstanding Capital Stock, one Director, who shall be the Family Designee. For purposes of this Agreement, an “independent director” shall mean a director who qualifies as “independent” pursuant to the listing standards of the NASDAQ; provided that the ineligibility of a designee to serve on a committee of the Company Board shall not preclude a determination that such designee qualifies as “independent”. Each Family Designee and Independent Designee designated pursuant to this Section 2.2 is referred to as a “Stockholder Nominee” and, after being elected to the Company Board, a “Stockholder Director”. The Parties acknowledge and agree that, as of the date of this Agreement, Timothy C. Rollins is the Family Designee and Callum Macgregor is the Independent Designee.

Section 2.3 Election of Stockholder Directors to the Board. In connection with any annual or special meeting of stockholders of the Company at which Directors are to be elected (each such annual or special meeting, an “Election Meeting”), for so long as the Stockholders have the right to nominate a Stockholder Nominee pursuant to Section 2.2, the Company shall, to the fullest extent permitted by Law and subject to Section 2.4(a), (a) include the Stockholder Nominees in the slate of nominees recommended by the Company Board at any Election Meeting and nominate and recommend that the holders of Capital Stock who are entitled to vote at any Election Meeting vote in favor of the election of the Stockholder Nominees or the reelection of the Stockholder Directors, as the case may be, (and solicit proxies or consents in favor thereof) and (b) support for election (or reelection), and use the Company’s reasonable best efforts to cause the election (or reelection) of, each Stockholder Nominee and each Stockholder Director, as the case may be, which support and reasonable best efforts shall include supporting such individuals in a manner no less rigorous and favorable than the manner in which the Company supports its other director nominees.

Section 2.4 Qualification and Replacements of Stockholder Directors.

(a) Each Stockholder Nominee and Stockholder Director shall at all times until cessation of service on the Company Board meet any applicable requirements or qualifications under applicable Law or Exchange Rules.

(b) Notwithstanding anything set forth to the contrary in the Charter or the Bylaws, if a Stockholder Director resigns, is removed (by death or otherwise) or is unable or unwilling to serve as a Director for any reason (any such director, a “Departing Director”), then the Stockholders shall have the exclusive right, acting by Stockholder Majority, to designate a replacement nominee that complies with the requirements set forth in Section 2.2 and Section 2.4(a) (a “Replacement Director”); provided that (i) the Stockholders shall only have the right to nominate a Replacement Director (A) in the case of a Departing Director who was an Independent Designee, to the extent the Stockholders have the right to nominate an Independent Designee pursuant to Section 2.2, and (B) in the case of a Departing Director who was a Family Designee, to the extent the Stockholders have the right to nominate a Family Designee pursuant to Section 2.2, and (ii) solely with respect to and in the case of a Replacement Director who is replacing an Independent Designee, such Replacement Director must meet the requirements set forth in Section 2.2 which are applicable to the Independent Designee.

(c) Any Replacement Director shall be appointed to the Company Board as promptly as practicable (but in no event later than five (5) Business Days following such approval). Until a Replacement Director is appointed to the Company Board pursuant to this Section 2.4, the Company shall not, and shall take all Necessary Action to cause the Company Board not to, fill any vacancy on the Company Board resulting from a Departing Director without the prior written consent of the Stockholders acting by Stockholder Majority. The Company shall take all Necessary Action to cause the Governance Committee to approve any Replacement Director.

(d) Directors may be subject to removal or disqualification pursuant to the applicable provisions of the Charter, Bylaws and applicable Law; provided, however, for as long as the Stockholders are entitled to designate a Family Designee or an Independent Designee pursuant to Section 2.2, the removal of any such Family Designee or Independent Designee shall require, in addition to any vote of stockholders otherwise required by the Charter, Bylaws and applicable Law, the written consent of the Stockholders (acting by Stockholder Majority).

(e) The Company will ensure at all times during the term of this Agreement that the Charter and Bylaws will not contain any limitation on the number of authorized Directors that would prevent the Company from complying with the terms of this Article II.

(f) The Company shall take all necessary actions to ensure that, at all times when a Family Designee or an Independent Designee is eligible to be designated, nominated and/or elected pursuant hereto, there are sufficient vacancies on the Company Board to permit such designation, nomination and/or election.

(g) For the avoidance of doubt, it is understood that the failure of the stockholders of the Company to elect a Family Designee or an Independent Designee shall not affect the right of the Stockholders to enforce and exercise their rights under this Article II.

(h) Resignations.

(i) Independent Designee. If at any time, the Stockholders Beneficially Own, in the aggregate, less than fifteen percent (15.0%) of the total voting power of the outstanding Capital Stock, then the Stockholders shall take all Necessary Action to cause the Independent Designee to promptly (and in any event within three (3) Business Days) resign from the Company Board. If such resignation is then accepted by the vote of a majority of the Company Board (acting upon the recommendation of the Governance Committee, and with the Independent Designee abstaining from such vote and any deliberations related thereto), the Stockholders shall take all Necessary Action to cooperate with the other Directors and the Company in removing such Independent Designee as of such time.

(ii) Family Designee. If at any time, the Stockholders Beneficially Own, in the aggregate, less than ten percent (10.0%) of the total voting power of the outstanding Capital Stock, then the Stockholders shall take all Necessary Action to cause the Family Designee to promptly (and in any event within three (3) Business Days) resign from the Company Board. If such resignation is then accepted by the vote of a majority of the Company Board (acting upon the recommendation of the Governance Committee, and with the Family Designee abstaining from such vote and any deliberations related thereto), the Stockholders shall take all Necessary Action to cooperate with the other Directors and the Company in removing such Family Designee as of such time.

(iii) Following the resignation of any Independent Designee or Family Designee in accordance with this Section 2.4(h), the Company Board (acting upon the recommendation of the Governance Committee) shall have the exclusive right to fill the resulting vacancies.

Section 2.5 Compensation. For so long as the Stockholders are entitled to designate a Family Designee or an Independent Designee pursuant to Section 2.2, the Stockholder Directors shall be entitled to compensation consistent with the compensation received by other Directors, including any fees and equity awards. If the Company adopts a policy that Directors own a minimum amount of equity in the Company, no Stockholder Director that is an Affiliate, partner, officer or employee of the Stockholders or its Affiliates shall be subject to such policy unless otherwise determined by the Stockholders in their sole discretion. The Stockholder Directors will be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Company Board (including any committee thereof) to the same extent the other Directors, in their capacity as Directors, are entitled to expense reimbursement from the Company.

Section 2.6 Other Rights. Except as provided in Section 2.5, each Stockholder Director shall be entitled to the same rights and privileges applicable to all other Directors generally or to which all other Directors are entitled. In furtherance of the foregoing, the Company shall indemnify, exculpate, and reimburse fees and expenses of the Stockholder Directors (including by entering into an indemnification agreement in a form substantially similar to the Company’s form director indemnification agreement) and provide the Stockholder Directors with director and officer insurance, in each case to the same extent it indemnifies, exculpates, reimburses and provides insurance for the other Directors pursuant to the Charter, the Bylaws, applicable Law or otherwise.

ARTICLE III

VOTING RIGHTS

Section 3.1 General. From the Closing Date until the Standstill Termination Date, each Stockholder shall cause all of the Capital Stock that such Stockholder has the right to vote (or to direct be voted), as of the applicable record date, to be present in person or by proxy for quorum purposes and to be voted at any meeting of stockholders of the Company or at any adjournment or postponement thereof or to deliver consents or consent revocations, as applicable, in connection with any action by written consent of the stockholders of the Company in lieu of a meeting: (a) in favor of each director nominated and recommended by the Company Board for election,

(b) against any stockholder nominations for directors that are not approved and recommended by the Company Board for election, and (c) against any proposals or resolutions to remove any member of the Company Board (unless such removal was approved and recommended by the Company Board). For the avoidance of doubt, nothing in this Section 3.1 shall limit any of the Stockholders’ rights in Article II.

Section 3.2 Standstill. From the Closing Date until the Standstill Termination Date, unless approved in writing by a majority of the Company Board (excluding the Stockholder Directors), no Stockholder shall, and each Stockholder shall cause its Affiliates and any Representatives acting on its or its Affiliate’s behalf, not to, directly or indirectly, alone or in concert with others:

(a) engage in, or encourage, assist, support, advise or facilitate, directly or indirectly, any solicitation of proxies or consents or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) of proxies or consents (including, without limitation, any solicitation of consents that seeks to call a special meeting of stockholders), in each case, with respect to any Capital Stock;

(b) encourage, influence, advise, form, join or in any way participate in any “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Capital Stock;

(c) deposit any Capital Stock in any voting trust or subject any Capital Stock to any arrangement or agreement with respect to the voting of any Capital Stock, other than as expressly contemplated by this Agreement;

(d) seek, or encourage any Person, to submit nominations in furtherance of a Contested Solicitation for the election or removal of any Directors;

(e) (i) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company or in connection with a consent solicitation, (ii) make any offer or proposal (with or without conditions) with respect to any tender or exchange offer, merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries or that would cause or result in a class of any Capital Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (iii) solicit a third party to make an offer or proposal (with or without conditions) with respect to, or in any way assist, facilitate, support or encourage, or pay or subsidize the expenses of, or otherwise finance any third party in making an offer or proposal with respect to, any tender or exchange offer, merger, acquisition, recapitalization, restructuring, disposition or other business combination involving the Company or any of its subsidiaries or that would cause or result in a class of Capital Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (iv) comment on any third party proposal regarding any tender or exchange offer, merger, acquisition, recapitalization, restructuring, disposition, or other business combination with respect to the Company or any of its subsidiaries or other transaction that would cause or result in a class of any Capital Stock to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act, (v) call or seek to call a special meeting of stockholders of the Company, including by written consent, or (vi) take any action in support of or make any proposal or request that relates to amendments or modifications to the Charter or Bylaws or the charter or bylaws of the any of the Company’s subsidiaries;

(f) (i) seek representation on the Company Board (other than as permitted by Article II), or (ii) seek the removal of any Director (other than as permitted or required by Section 2.4 and/or Section 3.1);

(g) institute, solicit or join, as a party, any litigation, arbitration or other proceeding (including any derivative action) against the Company or any of its subsidiaries or any of their respective future, current or former directors or officers or employees in their capacity as a director or officer or employee of the Company or such subsidiary; provided that nothing shall prevent any Stockholder from (i) enforcing or exercising its rights expressly set forth in this Agreement (including the designation and appointment rights in Article II) or the Registration Rights Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company or its Affiliates against any Stockholder and (iii) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, the Registration Rights Agreement or the Merger Agreement; provided, further, that this clause (g) shall not be applicable if no Stockholder Director is then serving on the Company Board, and any such suspension of this clause (g) shall in no way affect the rights of the Stockholders to designate the Stockholder Nominees or the obligations of the Company with respect thereto;

(h) acquire, offer, seek or propose to acquire, agree to acquire, or announce any intention to acquire, directly or indirectly, whether by purchase, tender or exchange offer or otherwise, through the acquisition of control of another Person or by joining a “partnership, limited partnership, syndicate or other group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules of the SEC promulgated thereunder), Beneficial Ownership of any Capital Stock;

(i) seek to advise, encourage, support or influence any Person with respect to the voting or disposition of any Capital Stock at any annual or special meeting of stockholders or in connection with any consent solicitation, including for the avoidance of doubt by issuing any public statement criticizing or otherwise commenting upon (i) any proposal to be considered at an annual or special meeting of stockholders of the Company or any of its subsidiaries or (ii) the recommendation of the Company Board with respect thereto; provided, that this Section 3.2(j) shall not apply to any public statement or other comment in support of a proposal or recommendation approved by the Company Board;

(j) take any action which would cause or require the Stockholders or the Company to make public disclosure regarding any of the foregoing, or make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations of the Company or the Stockholders; or

(k) disclose any intention, plan or arrangement inconsistent with the restrictions set forth in this Section 3.2.

Nothing in this Section 3.2 shall prohibit or in any way limit any actions that may be taken by any Stockholder Nominee acting solely as a director of the Company (including, without limitation, voting on any matter submitted for consideration by the Company Board, participating in deliberations or discussions of the Company Board and making suggestions or raising issues to the Company Board) consistent with a Stockholder Nominee’s fiduciary duties as a director of the Company, in each case so long as any such actions would not reasonably be expected to require public disclosure by the Company, any Stockholder Nominee or any Stockholder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of the Company.

The Company hereby represents and warrants to the Stockholders as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Company has been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of the Company is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c) The execution and delivery of this Agreement by the Company does not, and the performance of the Company’s obligations hereunder will not, (i) conflict with or violate any provision of the Company’s organizational documents, (ii) conflict with or violate any Law applicable to the Company or (iii) conflict with or violate any provisions of any contracts or agreements to which the Company is party or by which the Company is bound.

Section 4.2 Representations and Warranties of the Stockholders.

Each Stockholder, severally as to himself, herself to itself, and not jointly or jointly and severally, hereby represents and warrants to the Company as follows:

(a) Such Stockholder is either an individual or an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation or organization.

(b) Such Stockholder has all requisite corporate, limited liability company, or partnership power, as applicable, and all authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by such Stockholder has been duly and validly authorized by all necessary corporate, limited liability company, or partnership action, as applicable, and no other corporate, limited liability company, or partnership action, as applicable, or similar proceeding on the part of such Stockholder is necessary to authorize this Agreement. This Agreement has been duly executed and delivered by such Stockholder and, assuming due authorization, execution and delivery by the other Parties, constitutes a legally valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

(c) The execution and delivery of this Agreement by such Stockholder does not, and the performance of such Stockholder’s obligations hereunder will not, (i) conflict with or violate any provision of such Stockholder’s organizational documents, as applicable, (ii) conflict with or violate any Law applicable to such Stockholder or (iii) conflict with or violate any provisions of any contracts or agreements to which such Stockholder is party or by which such Stockholder is bound.

ARTICLE V

TERMINATION

Section 5.1 Termination. This Agreement shall automatically terminate upon the last to occur of (a) the first (1st) anniversary of the Closing Date, (b) the Expiration Date and (c) the Standstill Termination Date. This Agreement and the provisions contained herein may be terminated prior to any such date by the mutual written agreement of the Stockholders (acting by Stockholder Majority) and the Company.

Section 5.2 Effect of Termination; Survival. In the event of any termination of this Agreement pursuant to Section 5.1, there shall be no further liability or obligation hereunder on the part of any Party, other than this Section 5.2 and Article VI, which provisions shall survive such termination; provided, however, that nothing contained in this Agreement (including this Section 5.2) shall relieve a Party from liability for any breach of any of its representations, warranties, covenants or agreements set forth in this Agreement to the extent occurring prior to such termination.

Section 5.3 Effectiveness. Notwithstanding anything to the contrary contained in this Agreement, (a) the Company’s and each Stockholder’s obligations hereunder shall be conditioned upon the occurrence of the Closing under the Merger Agreement, (b) this Agreement shall automatically be effective without any further action of the Parties at the Closing, and (c) and this Agreement shall not be effective until such Closing occurs. If the Merger Agreement is terminated in accordance with its terms, then this Agreement shall be void and of no further force or effect (and notwithstanding anything to the contrary herein, no party hereto shall have any rights or obligations with respect to this Agreement upon such termination).

ARTICLE VI

GENERAL PROVISIONS

Section 6.1 Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement and the actions contemplated hereby shall be paid by the Party incurring such fees or expenses.

Section 6.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally or by e-mail (provided that no notice is received by the electronic mail sender within one (1) hour thereafter indicating that such electronic mail was undeliverable or otherwise not delivered), (ii) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (iii) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to the Company, to:

MasterCraft Boat Holdings, Inc.

100 Cherokee Cove Drive

Vonore, Tennessee 37885

Attention: Brad Nelson; Scott Kent

Email: ****, ****

with copies to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, Georgia 30309

Attention: Keith M. Townsend; Robert J. Leclerc; Zachary Davis

E-mail: KTownsend@kslaw.com; RLeclerc@kslaw.com; ZDavis@kslaw.com

If to any Stockholder, to:

LOR, Inc.

c/o RFA Management Company, LLC

1908 Cliff Valley Way NE

Atlanta, GA 30329

Attention: Callum C. Macgregor

Email: ****

with copies to:

McDermott Will & Schulte LLP

444 West Lake Street, Suite 4000

Chicago, IL 60606

Attention: Eric Orsic and Michael Sorrow

E-mail: eorsic@mcdermottlaw.com; msorrow@mcdermottlaw.com

Section 6.3 Definitions. For purposes of this Agreement, the following terms have the meanings indicated:1

“Affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person; provided that neither the Company nor any of its Affiliates shall be deemed an Affiliate of any Stockholders or their Affiliates.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Beneficial Ownership” and related terms such as “Beneficially Owned”, “Beneficially Own” or “Beneficial Owner” have the meaning given such terms in Rule 13d-3 and Rule 13d-5 under the Exchange Act and a Person’s Beneficial Ownership of Capital Stock shall be calculated in accordance with the provisions of such Rules.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Bylaws” means the Fourth Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means any and all shares of common stock, preferred stock or other forms of voting equity securities authorized and issued by the Company and any instruments convertible into or exercisable or exchangeable for any of the foregoing (including any options or swaps).

“Charter” means the Amended and Restated Certificate of Incorporation of the Company, as may be amended from time to time.

“Closing” has the meaning ascribed to such term in the Merger Agreement.

“Closing Date” has the meaning ascribed to such term in the Merger Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Board” means the Board of Directors of the Company.

“Contested Solicitation” shall mean any solicitation for the election of directors subject to Rule 14a-12(c) promulgated by the Commission under the Exchange Act.

“Departing Director” has the meaning set forth in Section 2.4(b).

“Director” means a member of the Company Board.

“Election Meeting” has the meaning set forth in Section 2.3.

[1]

Note to Draft: Any terms defined in this Section 6.3 that are also defined in the Merger Agreement will be updated immediately prior to Closing to reflect the final definitions in the Merger Agreement.

“Enforceability Exceptions” has the meaning ascribed to such term in the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Exchange Rules” means the listing rules of any stock exchange on which the Company’s common stock is then listed.

“Expiration Date” means the date at which the Stockholders cease to Beneficially Own, in the aggregate, at least ten percent (10.0%) of total voting power of the outstanding Capital Stock.

“Family Designee” has the meaning set forth in Section 2.2.

“Governance Committee” means the Nominating and Corporate Governance Committee of the Company Board.

“Governmental Entity” means any supranational, national, federal, state, county, municipal, local or foreign government or other political subdivision thereof, any court, any public or private arbitrator or arbitral body, any entity or instrumentality exercising executive, legislative, judicial, regulatory, taxing, administrative, prosecutorial or arbitral functions of or pertaining to government, or any other governmental or quasi-governmental authority of any nature or any political or other subdivision or part of any of the foregoing or any self-regulatory organization, in each case of competent jurisdiction and with authority to act with respect to the matter in question.

“Holder Affiliated Group” means the Persons listed on Exhibit B hereto.

“Independent Designee” has the meaning set forth in Section 2.2.

“Law” means any international, national, provincial, state, municipal, local and common laws, treaties, statutes, acts, ordinances, codes, rules, regulations or Orders of any Governmental Entity.

“Lien” means any lien, mortgage, pledge, security interest, charge, claim, option, right of first refusal, encumbrance or other restriction or limitation of any nature whatsoever.

“Lock-Up Termination Date” has the meaning set forth in Section 1.1(a).

“Merger Agreement” has the meaning set forth in the recitals to this Agreement.

“Merger Sub I” has the meaning set forth in the recitals to this Agreement.

“Merger Sub II” has the meaning set forth in the recitals to this Agreement.

“Necessary Action” means, with respect to any Party and a specified result, reasonable best efforts (to the extent such actions are permitted by Law and within such Party’s control) necessary to cause such result, including (a) voting or providing a written consent or proxy with respect to the Company’s common stock Beneficially Owned by such Party, (b) causing the adoption of stockholders’ resolutions, (c) executing agreements and instruments, and (d) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Order” means any judgment, order, decision, writ, injunction, decree, legal or arbitration award, ruling, SEC requirement or settlement or consent agreement, in each case, by or with a Governmental Entity.

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permitted Transfer” has the meaning set forth in Section 1.1(b).

“Permitted Transferee” means a transferee in a Permitted Transfer.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Proceedings” means all actions, suits, claims (or counterclaims), hearings, arbitrations, investigations, inquiries, litigations, mediations, grievances, audits, examinations or other proceedings, in each case, by or before any Governmental Entity.

“Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the Company and the Stockholders, dated as of the date hereof.

“Replacement Director” has the meaning set forth in Section 2.4(b). At such time as a Replacement Director is elected, under the terms of this Agreement, to serve as a Director, such Replacement Director shall be deemed a Stockholder Director for purposes of this Agreement.

“Representatives” means, as to any Person, such Person’s directors, officers, employees, affiliates, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

“Stockholder” has the meaning set forth in the preamble to this Agreement.

“Shares” means any shares of capital stock of the Company Beneficially Owned by a Stockholder.

“Stockholder Direction” means any nomination, designation, appointment, removal, replacement, consent or other action or instruction taken by the Stockholders, which shall be effective if approved by Stockholder Majority.

“Stockholder Majority” means, as of any time of determination, the affirmative vote or written direction of the Stockholders that collectively Beneficially Own, in the aggregate, more than fifty percent (50%) of the Capital Stock then Beneficially Owned by all Stockholders.

“Standstill Termination Date” means the earlier of (a) the second anniversary of the Closing Date and (b) the date on which the Stockholders cease to Beneficially Own, in the aggregate, at least fifteen percent (15%) of the total voting power of the outstanding Capital Stock.

“Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any security, or (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise.

“Voting Agreement” means that certain Voting Agreement, by and among the Company and the Stockholders party thereto, dated as of the date hereof.

Section 6.4 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.5 Mutual Drafting; Interpretation. Each Party has participated in the drafting of this Agreement, which each Party acknowledges is the result of extensive negotiations between the Parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” Except as otherwise indicated, all references in this Agreement to “Sections,” “Articles”, “Exhibits” and “Annexes” are intended to refer to Sections and Articles of this Agreement and Exhibits and Annexes to this Agreement. The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular Section or Article in which such words appear. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day.

Section 6.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner that will achieve, to the maximum extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 6.7 Entire Agreement. This Agreement constitutes the entire agreement of the Parties and supersedes all prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof.

Section 6.8 Assignment. Except for a Transfer in accordance with Section 1.1(b), neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void ab initio. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 6.9 Further Assurances. Each of the Parties agrees that it will use its reasonable best efforts to do all things reasonably necessary to effectuate this Agreement.

Section 6.10 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the Parties irrevocably agrees that any Proceeding with respect to this Agreement and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Agreement or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Agreement or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 6.10, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the Parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 6.2 and agrees that service made in such manner shall have the same legal force and effect as if served upon such Party personally within the State of Delaware. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.10(c).

Section 6.11 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each of the parties shall have received counterparts hereof signed by the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Subject to Section 5.3, the exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 6.12 Specific Performance. The Parties agree that if the Company or Stockholders were to breach any of their respective obligations under this Agreement, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) the Parties shall be entitled to an injunction or injunctions to prevent or remedy breaches of this Agreement and to specific performance of the terms hereof, in each case in the Delaware Court of Chancery or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity, (b) the Parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (c) the Parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. The pursuit by any Party of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement.

Section 6.13 Amendment; Reliance. No provision of this Agreement may be amended, modified, or waived unless such amendment, modification or waiver is approved in writing by the Company and Stockholder Majority. The Company shall be entitled to conclusively rely on any written communication or document sent to the Company and related to the subject matter of this Agreement by any officer of LOR, Inc. as constituting the “Stockholder Majority” for all purposes of this Agreement. In connection with or immediately following Closing, the Parties shall update Exhibit A solely to include the number of shares of common stock of the Company owned by each Stockholder (as a result of the consummation of the Mergers) and the Parties shall be permitted to make such update without the requirement or formality of a separate written instrument.

Section 6.14 Waiver. The Company may extend the time for the performance of any of the obligations or other acts of the other Parties, waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and waive compliance by the other Parties with any of the agreements or covenants contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Company, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 6.15 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other Proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, trustee, beneficiary, settlor, agent, attorney, representative or affiliate of any Stockholder shall (unless itself a Stockholder) have any liability (whether in contract or in tort) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 6.16 Public Announcements. So long as this Agreement is in effect, each Stockholder shall not issue any press release or make any public statement with respect to the Mergers or the Merger Agreement without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or Governmental Entity to which such Stockholder is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, such Stockholder proposing to issue such press release or make such public announcement shall consult in good faith with the Company before making any such public announcement, (b) statements consistent in all material respects with any release, disclosure or other public statement previously made by the Company on or after the date of this Agreement or (c) with respect to any Proceedings between or among any Stockholder and the Company relating to a dispute between or among any Stockholder and the Company with respect to the Merger Agreement, this Agreement or the transactions contemplated hereby or thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

MASTERCRAFT BOAT HOLDINGS, INC.

By:	/s/ Bradley M. Nelson
	Name:	Bradley M. Nelson
	Title:	Chief Executive Officer

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

/s/ Gary W. Rollins
Gary W. Rollins

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

R. Randall Rollins Voting Trust U/A dated August 25, 1994

By:	/s/ Amy R. Kreisler
Name:	Amy R. Kreisler
Title:	Co-Trustee

By:	/s/ Pamela R. Rollins
Name:	Pamela R. Rollins
Title:	Co-Trustee

By:	/s/ Timothy C. Rollins
Name:	Timothy C. Rollins
Title:	Co-Trustee

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

LOR, Inc.

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

RCTLOR, LLC

By: LOR, Inc.
Its: Manager

By:	/s/ Gary W. Rollins
Name: Gary W. Rollins
Title: President

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

Rollins Holding Company, Inc.

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

WNEG Investments, L.P.

By:	WNEG Management Company, LLC
Its:	General Partner

By:	/s/ Gary W. Rollins
Name: Gary W. Rollins
Title:	Sole Manager and Member

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

RFT Investment Company, LLC

By: LOR, Inc.
Its: Manager

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

/s/ Amy R. Kreisler
Amy R. Kreisler

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

The Gary W. Rollins Revocable Trust

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	Trustee

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

/s/ Pamela R. Rollins
Pamela R. Rollins

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

/s/ Timothy C. Rollins
Timothy C. Rollins

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

RFA Management Company, LLC

By:	LOR, Inc.
Its:	Manager

By:	/s/ Gary W. Rollins
Name:	Gary W. Rollins
Title:	President

[Signature Page to Stockholders’ Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, as of the date first written above, by their respective officers thereunto duly authorized.

The Margaret H. Rollins 2014 Trust

By:	Nevada Oversight, Inc.
Its:	Trustee

By:	/s/ Wesley N. Slagle
Name:	Wesley N. Slagle
Title:	President

[Signature Page to Stockholders’ Agreement]

EXHIBIT A

Stockholders

EXHIBIT B

Holder Affiliated Group